EXHIBIT 99.1

Contact:
Curt Stoelting
CEO
ph: 630-573-7326
or
Jody Taylor
CFO
ph: 630-573-7328

RC2 Has Good Start to 2005 Year; Reports Strong First Quarter Earnings;
Outlook for Year Remains Unchanged

Oak Brook, IL - April 26, 2005 - RC2 Corporation (NASDAQ:RCRC), today announced its results for the first quarter ended March 31, 2005. First quarter net sales increased 57.4% to $96.5 million compared with $61.3 million for the first quarter a year ago. Net income was $7.8 million or $0.37 per diluted share in the 2005 first quarter as compared with $2.9 million or $0.16 per diluted share in the year ago first quarter. Current year first quarter net sales excluding $0.7 million in net sales for the previously announced discontinued product lines decreased by 1.3% when compared to pro forma first quarter 2004 net sales excluding $5.3 million in net sales from these discontinued product lines. Pro forma net sales assume that the Playing Mantis and The First Years acquisitions occurred as of January 1, 2004.

The net sales increase was primarily attributable to the addition of The First Years, which is reflected in the significant increase in the infant products category. (Refer to the attached supplemental sales reporting schedule.) The children’s toys category showed a double-digit increase primarily driven by the Thomas & Friends and John Deere ride-on and toy vehicle product lines. As expected, the collectible products category decreased, primarily due to continued tough comparisons to The Fast & The Furious product line in the first quarter of 2004, lower overall NASCAR product sales and the discontinuance of distribution at NASCAR events in the first quarter of 2005.

Despite the impact of the 2004 acquisitions which had historical gross margins lower than RC2’s, the 2005 first quarter gross margin was 50.9%, a slight increase when compared to the prior year first quarter gross margin of 50.6% and a significant improvement from the prior year first quarter pro forma gross margin of 47.6%. The gross margin improvement was primarily due to a favorable product sales mix, the discontinuance of low volume and low margin product lines and implementation of selective price increases which helped partially offset increased input costs. Selling, general and administrative expenses as a percentage of net sales decreased to 36.9% in the 2005 first quarter as compared with 41.7% in the 2004 first quarter. This decrease is due to operating leverage gained from increased sales from the 2004 acquisitions, disciplined control over discretionary operating costs and the timing of certain marketing costs. Operating income increased to $13.5 million from $5.4 million in the year ago period, and as a percentage of net sales, increased to 14.0% of net sales from 8.9% in the prior year first quarter. Actual results for 2005 first quarter operating income increased $4.7 million or 53.4% over 2004 pro forma first quarter operating income of $8.8 million primarily due to integration cost savings realized in the current year first quarter.

Cash and Debt
The Company has continued to generate strong cash flow and reduced its debt by $21.8 million during the quarter. On March 31, 2005, the Company’s outstanding debt balance was $109.5 million compared with $131.3 million on December 31, 2004 and its cash balances at March 31, 2005 exceeded $15 million.

Commentary
Curt Stoelting, Chief Executive Officer, said, “We are pleased by our first quarter performance which represents a good start to what we believe will be another successful year of operating results for RC2. The breadth and balance of our product lines, our tight control over costs and increased scale and cost savings from our 2004 acquisitions of The First Years and Playing Mantis have enabled the Company to generate much improved first quarter earnings results. We now believe that we have achieved integration cost savings at the higher end of the targeted range of $10 to $15 million. Our management team has worked diligently and remains committed to our business model and strategic plan of both organic growth and growth through acquisitions.

“During the quarter we completed a number of activities which we believe will further strengthen our operations and provide significant future benefits. We consolidated systems and distribution facilities for The First Years acquisition and moved into a new distribution facility located near the recently constructed Union Pacific intermodal terminal in Rochelle, Illinois. We implemented selective price increases which have helped to partially offset product and transportation cost increases. We discontinued low-volume and low-margin product lines and sales activities, both of which helped increase margins in the first quarter. Our margins also benefited from a favorable product sales mix in the first quarter.

“There is still much work to complete during the remainder of 2005. Rising product costs and currency fluctuations remain a concern. We are planning additional price increases which will be implemented throughout 2005. We are looking forward to our mid-year launch of the all new Bob the Builder product line. Additionally, throughout the rest of 2005 we are launching a number of new products in our infant and collectible products categories. Finally, we believe preliminary new product concepts in the pipeline for 2006 are strong in each of our three product categories.”

Financial Outlook
The 2005 outlook remains unchanged from the outlook detailed in the 2004 fourth quarter and year-end release issued on February 17, 2005. Pro forma 2004 net sales excluding discontinued product lines and trackside event sales totaled $468.8 million with each of the Company’s three product categories accounting for approximately one-third of this total. The Company expects overall sales growth in 2005 from this base level of 2004 sales, reflecting anticipated sales increases in its children’s toys and infant products categories and anticipated flat to slightly declining sales in its collectible products category. Overall sales increases are dependent on a number of factors including continued success and expansion of existing product lines and successful introductions of new products and product lines and are impacted by seasonality, overall economic conditions including consumer retail spending and shifts in the timing of that spending and the timing and level of retailer orders.

The Company expects seasonality will continue to be a significant factor and that the majority of potential sales and earnings increases are likely to occur in the second half of 2005. Based on current sales and margin estimates and the expected timing and realization of integration cost savings, the Company currently expects that full year 2005 diluted earnings per share will range from $2.40 to $2.50, excluding any impact from the valuation of intangibles from the two 2004 acquisitions which is expected to be completed by the third quarter of 2005.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. EDT on Tuesday, April 26, and is available live and in replay to all analysts/investors through a webcast service. To listen to the live call, go to www.fulldisclosure.com or www.vcall.com at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on CCBN and VCALL.

Company Description
RC2 Corporation (www.rc2corp.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, hobby and infant care products that are targeted to consumers of all ages. RC2’s infant and preschool products are marketed under its Learning Curve® family of brands which includes The First Years®, Eden® and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere and Sesame Street. RC2 markets its collectible and hobby products under a portfolio of brands including Racing Champions®, Ertl®, Ertl Collectibles®, American Muscle™, Johnny Lightning®, AMT®, Polar Lights®, Press Pass®, JoyRide®, JoyRide Studios®, Memory Lane™, and W. Britain®. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Forward Looking Statements
Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the Company may experience unanticipated difficulties in integrating its acquisition of The First Years; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost of sales and reduce the Company’s gross margins; currency exchange rate fluctuations could increase the Company’s expenses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with vehicle manufacturers, agricultural equipment manufacturers, major race sanctioning bodies, race team owners, drivers, sponsors, agents and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its vehicle replicas and certain other products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets. Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Table to Follow -

RC2 Corporation and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share data)

	Three Months ended March 31,

	2005	2004
	(Unaudited)	(Unaudited)

Net sales	$96,489	$61,300
Cost of sales (1)	47,367	30,291

Gross profit	49,122	31,009
Selling, general and administrative expenses (1)	35,561	25,582
Amortization	94	--

Operating income	13,467	5,427
Interest expense	1,321	786
Other expense (income)	(85)	42

Income before income taxes	12,231	4,599
Income tax expense	4,403	1,657

Net income	$7,828	$2,942

(1) Depreciation expense was approximately $3.4 million and $3.0 million for the quarters ended March 31, 2005 and 2004, respectively

EPS:
Net income per share
Basic	$0.38	$0.17
Diluted	$0.37	$0.16
Weighted average shares outstanding
Basic	20,496	17,420
Diluted	21,433	18,501

Selected Consolidated Balance Sheet Data

	March 31, 2005	December 31, 2004	March 31, 2004
	(Unaudited)	(Unaudited)	(Unaudited)

Cash and cash equivalents	$15,366	$20,123	$12,710
Trade accounts receivable, net	78,610	93,616	46,608
Inventory	57,903	55,023	36,989
Accounts payable and accrued expenses	57,192	64,040	40,124
Line of credit	32,000	50,000	11,750
Term loan	77,500	81,250	46,250
Stockholders' equity	$354,777	$346,762	$230,342

General Note:
Certain prior year amounts have been reclassified to conform to the current year presentation.

RC2 Corporation and Subsidiaries
Supplemental Sales Reporting

(in thousands) (unaudited)

	Three months ended March 31, 2005	Three months ended March 31, 2004

Net sales by Category:
Collectible products	$24,712	$25,876
Children's toys	33,980	30,465
Infant products	37,797	4,959

Net sales	$96,489	$61,300

Net sales by Channel:
Chain retailers	$60,145	$27,746
Specialty and hobby wholesalers and retailers	26,719	24,490
OEM dealers	6,372	4,156
Corporate promotional	2,547	3,163
Direct to consumers	706	1,745

Net sales	$96,489	$61,300

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.